UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2016

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Failure to Comply with Nasdaq Listing Rule 5550(b)(1)

On May 17, 2016, we received a written notice from the Listing Qualifications Department of the Nasdaq Stock Market indicating that based upon our Form 10-Q for the period ended March 31, 2016, we have fallen below the $2,500,000 minimum level of stockholders’ equity required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1). The notification letter also indicates that as of May 16, 2016, we did not satisfy the alternative requirements of market value of listed securities or net income from continuing operations.

The notification letter states that we will be afforded 45 calendar days, or until July 1, 2016, to submit a plan to regain compliance. If the plan is accepted, we may be granted an extension of up to 180 calendar days from the date of notification, or until November 13, 2016 to evidence compliance. The notification letter has no immediate effect on the listing of our common stock on The Nasdaq Capital Market and our common stock will continue to trade on The Nasdaq Capital Market under the symbol "ASUR" while we attempt to regain compliance. There can be no guarantee that we will be able to regain compliance with the continued listing requirement or that our plan will be accepted by Nasdaq.

We intend to consider all available options to resolve the deficiency and regain compliance with the Nasdaq listing requirement.

We are evaluating several initiatives, including selling shares of our common stock to insiders and non-affiliates or to existing shareholders through a rights offering,  any of which we believe will result in us regaining compliance with the Nasdaq continued listing rule within the required timeframe. We intend to submit a plan based upon those initiatives on or before the deadline set by Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: May 20, 2016                                                                 By:     /s/ Brad Wolfe
Brad Wolfe
Chief Financial Officer